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MINNESOTA MUTUAL LIFE                                                ENDORSEMENT
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We have made the following changes to your contract.  They modify the contract.
They are considered to be a part of it. This endorsement is effective as of the original contract date unless a different effective date is shown here.


PURCHASE PAYMENTS

WHEN DO YOU MAKE PURCHASE PAYMENTS?

You may choose when to make purchase payments.

IS THERE A MINIMUM AMOUNT WHICH MAY BE ALLOCATED TO THE SUB-ACCOUNTS OF THE SEPARATE ACCOUNT?

No.


TRANSFER PROVISIONS

DOES A DOLLAR AMOUNT LIMIT APPLY TO TRANSFERS?

No.


AMOUNT PAYABLE AT DEATH

IS THERE A GUARANTEED DEATH BENEFIT?

Yes. This contract has a guaranteed death benefit if you die before annuity payments have started. The death benefit shall be equal to the greater of: (1) the amount of the accumulation value payable at death; or (2) the amount of the initial purchase payment paid to us as consideration for this contract, less all contract withdrawals.



/s/ Robert J. Hasling                                     /s/ Coleman Bloomfield

Secretary                         Registrar               President


91-9258